Exhibit 16

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Eastside Distilling, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K filing of Eastside Distilling, Inc. dated December 5, 2024. We agree with the statements concerning our firm in such 8-K.

Very truly yours,

Jonathan Robbins, Audit Partner M&K CPAS, PLLC